UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2016

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement. Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 27, 2016, we, along with our Mexican subsidiary and manufacturer Oculus Technologies of Mexico, S.A. de C.V., closed on an asset purchase agreement with Invekra, S.A.P.I de C.V., an affiliate of Laboratorios Sanfer S.A. de C.V., for the sale of certain of our Latin America assets. Specifically, we have agreed to sell certain patents, patent applications, trademarks, and manufacturing equipment for Mexico, the Caribbean and South America, excluding the sale of dermatology products in Brazil.

The purchase price that Invekra will pay for the assets is US$22 million, with $18 million paid in cash upon closing, $1.5 million held in escrow until completion of our obligations to deliver certain equipment and technology, and $2.5 million to be paid in Mexican currency in quarterly instalments over a period of ten years from closing as consideration for the provision of certain services and providing technical assistance, calculated as three per cent on net sales of certain products in Latin America, excluding Mexico. Because the $2.5 million is paid in foreign currency, we may receive more or less than $2.5 million due to currency fluctuations.

In connection with the asset purchase agreement, we entered into several ancillary agreements.

•	Pursuant to a services and technical assistance agreement we will provide the technology, know-how and assistance to Invekra to enable Invekra to manufacture the products as currently produced by us.

•	Pursuant to three assignment of rights agreements we will assign our rights with respect to the license, exclusive distribution and supply agreements with More Pharma Corporation and our Mexico animal health care partner, Grimann, and continue to supply products for a period of two years, subject to mutual extension.

•	Pursuant to an amendment agreement to the acquisition option we are granted an option to recover the health registrations in Mexico in case of default by Invekra under the agreements.

•	Pursuant to two patent assignment agreements we assign our rights in Mexican and Brazilian patents.

•	Pursuant to two trademark assignment agreements we assign our rights in Mexican and Brazilian trademarks.

We will continue to supply our Microcyn® products pursuant to our partner agreements to More Pharma Corporation and our animal health partner Grimann S.A. de C.V. for a transition period. Pursuant the agreement we are subject to a potential penalty for failure supply the products for a consecutive period of six months. The penalty, if triggered, will require us to make a one-time payment of $2,000,000 to Invekra. The penalty is set to decrease by 12.5% each quarter of the term of the supply period, which is two years.

The asset purchase agreement contains customary representations and warranties, and mutual indemnification rights. The foregoing descriptions of the asset purchase agreement and the ancillary agreements do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference.

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This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to its future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s Annual Report on Form 10-K and in other documents that it files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement dated October 27, 2016, between Oculus Innovative Sciences, Inc. and Invekra, S.A.P.I de C.V.

10.2	Amendment Agreement to Acquisition Option dated October 27, 2016, by and between More Pharma Corporation S. de R.L. de C.V. and Oculus Technologies of Mexico, S.A. de C.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oculus Innovative Sciences, Inc.
(Registrant)

Date: October 31, 2016	/s/ Jim Schutz
Name: Jim Schutz
Title: Chief Executive Officer

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